Exhibit 99.1

Press Release
www.shire.com

Share dealing by a person discharging managerial responsibility

November 7, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company was notified today that on November 4, 2011, Sylvie Gregoire exercised SAR Awards granted under the Shire Portfolio Share Plan over Shire American Depository Shares (“ADSs”) and sold the resulting ADSs.

Number of ADSs exercised	Exercise price	Number of ADSs released	Number of ADSs sold	Sale price

13,000	$73.62	3,107	3,107	$96.7509
4,000	$58.90	1,564	1,564	$96.7509

One ADS is equal to three Shire ordinary shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX